Adamis Pharmaceuticals Corporation 8-K

Exhibit 5.1

12670 High Bluff Drive

San Diego, California 92130

Tel: +1.858.523.5400 Fax: +1.858.523.5450

www.lw.com

FIRM / AFFILIATE OFFICES

	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
September 23, 2022	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Adamis Pharmaceuticals Corporation

11682 El Camino Real, Suite 300

San Diego, California 92130

Re:	Registration Statement on Form S-3

To the addressees set forth above:

We have acted as special counsel to Adamis Pharmaceuticals Corporation, a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (as defined below) relating to the registration for issuance and sale by the Company from time to time of up to 13,794,000 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share, issuable upon exercise of outstanding warrants (the “Warrants”). The issuance and sale of the Warrant Shares is being registered pursuant to a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), filed with the Commission on September 9, 2022 (Registration No. 333- 267365), including a base prospectus dated September 19, 2022, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and a prospectus supplement dated September 23, 2022, filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus, other than as expressly stated herein with respect to the Warrants and the issue of the Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

September 23, 2022

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof;

1.

The Warrants have been duly authorized, executed and delivered by the Company and the Warrants constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.

The issue and sale of the Warrant Shares in the manner contemplated by the Prospectus Supplement and the Warrants have been duly authorized by all necessary corporate action of the Company, and upon issuance and delivery thereof and payment therefor in the manner contemplated by the Prospectus Supplement and the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinions are subject to: (i) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any debt securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (o) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed that the status of the Warrants as legally valid and binding obligations of the Company is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

September 23, 2022

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated September 23, 2022 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Act with respect to the Warrant Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP